Exhibit 3.9

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

  1.    Name of Limited Liability Company: Rosetta Resources Holdings, LLC

  2.    The Certificate of Formation of the limited liability company is hereby amended as follows:

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. The name of its Registered agent at such address is The Corporation Trust Company.

  IN WITNESS WHEREOF, the undersigned executed this Certificate on the 31 day of January, A.D. 2008.

By:	/s/ Michael H. Hickey
Authorized Person(s)

Name:	Michael H. Hickey
Vice President and General Counsel
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